Exhibit 99.1

  Merrill Lynch Reports Record Net Revenues of $8.2 Billion for the
                        Second Quarter of 2006;
        Second Quarter Diluted EPS of $1.63, up 43% from 2005;
                 Net Earnings of $1.6 Billion, up 44%

    NEW YORK--(BUSINESS WIRE)--July 18, 2006--Merrill Lynch (NYSE:MER) today reported record quarterly net revenues of $8.2 billion for the second quarter of 2006, up 29% from the prior-year quarter and 2% from the 2006 first quarter. Net revenues increased both sequentially and year-over-year in all three business segments.
    Second quarter 2006 net earnings were $1.6 billion and $1.63 per diluted share, up 44% and 43%, respectively, from the year-ago quarter. Net earnings and EPS were 1% lower than the $1.7 billion and $1.65 per diluted share reported for the first quarter of 2006, excluding the impact in that period of $1.2 billion, after taxes, of one-time, non-cash compensation expenses. Pre-tax earnings of $2.3 billion were up 47% from the prior-year quarter and essentially unchanged from the first quarter of 2006, on the same basis. The pre-tax profit margin for the 2006 second quarter was 28.8%, up 3.6 percentage points from the prior-year period, and the annualized return on common equity was 18.6%, up 4.3 percentage points. At the end of the second quarter, book value per share was $37.31, up 11% from the end of second quarter of 2005 and essentially unchanged sequentially, even as Merrill Lynch repurchased $3 billion in common stock during the quarter.


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

    "Merrill Lynch continued to perform well in the second quarter despite uncertainty in the markets," said Stan O'Neal, chairman and chief executive officer of Merrill Lynch. "All three of our business segments delivered substantial year-over-year and sequential top-line growth, underscoring the importance of the investments we have been making to diversify and expand our capabilities and geographic footprints. We continue to invest in talent and technology to build further capabilities in various areas. These areas--along with our continued focus on disciplined execution throughout the organization--are critical to our future growth and our ability to perform in more uncertain markets."
    Net revenues for the first six months of 2006 also set a record, at $16.1 billion, up 28% from the first half of 2005. Net earnings of $2.1 billion for the first six months include $1.2 billion, after taxes, of one-time compensation expenses incurred in the first quarter of 2006. Excluding these one-time expenses, net earnings of $3.3 billion for the first six months of 2006 were up 40% from the prior-year period. On the same basis, pre-tax earnings of $4.7 billion increased 44% from the first six months of 2005, the first half pre-tax profit margin was 29.2%, up 3.2 percentage points from the first half of 2005, and the annualized return on average common equity was 19.0%, up 4.1 percentage points from the 14.9% reported for the first six months of 2005.

    Business Segment Review:

    The six-month comparisons in the following discussion of business segment results exclude the impact of the $1.8 billion, pre-tax, in one-time compensation expenses incurred in the first quarter of 2006. These one-time compensation expenses were recorded in the first quarter in the business segments as follows: $1.4 billion in Global Markets and Investment Banking, $281 million in Global Private Client and $109 million in Merrill Lynch Investment Managers. A reconciliation of segment results with these amounts appear on Attachment IV to this release.


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

    Global Markets and Investment Banking (GMI)
    -------------------------------------------

    GMI generated record second quarter 2006 net revenues despite more challenging market conditions during the period, with a particularly strong performance in private equity, as well as principal investing and investment banking, demonstrating the cumulative benefits of numerous targeted investments to grow and diversify revenues globally.

    -- GMI's second quarter 2006 net revenues were a record $4.6 billion, up 33% from the year-ago quarter. Compared with the second quarter of 2005, net revenues increased in all three major business lines:

        -- Equity Markets net revenues increased 84%, including record revenues from private equity investments, which were up nearly threefold from the prior-year period. Equity-linked and cash equity trading revenues also grew strongly, and equity financing and services revenues set a new record.

        -- Debt Markets net revenues increased 7%, driven primarily by record revenues in the principal investing and secured finance business and increased revenues from foreign exchange.

        -- Investment Banking net revenues were 21% higher, and a record for a second fiscal quarter, largely due to increases in merger and acquisition advisory and equity origination revenues, partially offset by a slight decline in debt origination revenues. Investment Banking net revenues for the first six months of 2006 set a new record for a half-year period.

        Pre-tax earnings for GMI were $1.5 billion, up 36% from the year-ago quarter, driven by strong revenue growth and operating leverage. The second quarter 2006 pre-tax profit margin was 32.6%.

    -- GMI's year-to-date net revenues were a record $9.1 billion, up 35% from the first half of 2005, driven by strong revenue growth across most business lines. Pre-tax earnings were $3.1 billion, up 38% from the prior year period. GMI's year-to-date pre-tax profit margin was 33.7%, compared with 32.9% in the first half of 2005, demonstrating continued operating leverage in the segment even as investments are being made in the business.

    Global Private Client (GPC)
    ---------------------------

    In the second quarter of 2006, GPC achieved record pre-tax earnings and pre-tax profit margin, demonstrating the benefits of industry-leading scale and operating leverage, despite a market environment that became less favorable midway through the period.

    -- GPC's second quarter 2006 net revenues were $3.0 billion, up 19% from the year-ago quarter. The increase was primarily driven by fee-based revenues, including record fees from annuitized-revenue products, record net interest profit, and higher transaction and origination revenues. GPC's second quarter pre-tax earnings of $701 million increased 53% from the year-ago quarter, as the pre-tax profit margin of 23.0% improved by more than 5 percentage points, demonstrating the operating leverage inherent in GPC's scale platform.


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

    -- Turnover among Financial Advisors (FAs), particularly top-producing FAs, remained near historical lows. FA headcount reached 15,520 at quarter-end, as GPC continued to successfully employ its disciplined strategy of actively recruiting and training FAs.

    -- Total client assets in GPC accounts increased 11% from the year-ago quarter, to approximately $1.5 trillion. Second quarter net inflows of client assets into annuitized-revenue products were $10 billion.

    -- For the first six months of 2006, GPC's net revenues increased 16% to $6.0 billion, driven by growth in nearly every major revenue category. Pre-tax earnings increased 39% to $1.3 billion, demonstrating the continued operating discipline in this business. GPC's year-to-date pre-tax profit margin was 22.5%, up 3.8 percentage points from 18.7% in the first half of 2005.

    Merrill Lynch Investment Managers (MLIM)
    ----------------------------------------

    MLIM continued its positive momentum during the second quarter of 2006, as strong relative investment performance drove solid net flows despite a market environment that became less favorable midway through the period. MLIM also remained focused on broadening distribution and maintaining operating discipline, while working toward completion of the pending merger with BlackRock, Inc. (NYSE: BLK).

    -- MLIM's second quarter 2006 net revenues were $630 million, up 56% from the 2005 second quarter. The year-over-year increase in net revenues was driven principally by net inflows and higher long-term asset values. Pre-tax earnings were $240 million, nearly double those of the year-ago quarter, due to significantly higher net revenues and strong operating leverage, which was enhanced by net benefits related to the pending merger. MLIM's pre-tax profit margin for the quarter was 38.1%.

    -- Firmwide assets under management totaled $589 billion at the end of the second quarter, up 23% from a year ago. Net inflows for the quarter were $8 billion, primarily driven by the EMEA Pacific retail business from a channel perspective and by equity and fixed income from a product perspective.

    -- MLIM's net revenues for the first half of 2006 increased 47% over the first half of 2005, to $1.2 billion, driven by strong net sales and asset appreciation. Pre-tax earnings were up 86% to $462 million, and the year-to-date pre-tax profit margin was 38.5%, up over 8 percentage points from 30.3% in the first half of 2005, due to strong operating leverage arising from expense discipline.


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

    Compensation Expenses
    ---------------------

    Excluding the one-time compensation expenses in the first quarter, year-to-date compensation and benefits expenses were 49.4% of net revenues, compared to 49.7% for the prior-year period.

    Non-compensation Expenses
    -------------------------

    Non-compensation expenses were $1.8 billion for the second quarter of 2006, up 16% from the second quarter of 2005. Non-compensation expenses as a percentage of net revenues were 22.4% in the 2006 second quarter, down from 24.9% in the year-ago quarter. Details of the significant changes in non-compensation expenses from the second quarter of 2005 are as follows:

    -- Communication and technology costs were $429 million, up 9% due primarily to higher systems consulting costs related to investments for growth, and higher market information and communication costs.

    -- Brokerage, clearing, and exchange fees were $253 million, up 17% due primarily to higher transaction volumes.

    -- Occupancy costs and related depreciation were $249 million, up 10% due principally to higher office rental expenses.

    -- Advertising and market development costs were $191 million, up 19% due primarily to higher travel expenses associated with increased activity levels, and increased advertising costs.

    -- Expenses of consolidated investments totaled $145 million, up from $35 million due principally to increased expenses associated with the related increase in revenues from consolidated investments.

    Total non-compensation expenses increased 13% sequentially, largely due to increased minority interest associated with investment gains and litigation provisions.

    Income Taxes
    ------------

    Merrill Lynch's effective tax rate was 30.5% for the second quarter, bringing the year-to-date effective rate to 28.3%. Excluding the one-time compensation expenses, Merrill Lynch's year-to-date effective tax rate was 30.1%, up from 28.1% for the prior-year period.

    Share Repurchases
    -----------------

    As part of its active management of equity capital, Merrill Lynch repurchased 41.4 million shares of its common stock for $3.0 billion during the second quarter. At quarter end, $2.3 billion of authorized repurchase capacity remained of the $6 billion repurchase program authorized in February 2006.


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

    Staffing
    --------

    Merrill Lynch's full-time employees totaled 56,000 at the end of the second quarter of 2006, a net increase of 500 during the quarter.

                                    * * * *

    Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2006 second quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations Web site at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same Web address.

                                    * * * *

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. Firmwide, assets under management total $589 billion. For more information on Merrill Lynch, please visit www.ml.com.

                                    * * * *

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

    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in the Risk Factors section of Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 30, 2005 and also disclosed from time to time in its subsequent reports on Form 10-Q and 8-K, which are available on the Merrill Lynch Investor Relations Web site at www.ir.ml.com and at the SEC's Web site, www.sec.gov.
    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.
    Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends.


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